EXHIBIT 12

NORTEL NETWORKS CORPORATION
Computation of Ratio of Earnings from Continuing Operations to Fixed Charges

	Years ended December 31,
(millions of U.S. dollars)	2002	2001	2000	1999 (1)	1998 (1)

	As restated*	As restated*	As restated*

Earnings (loss) from continuing operations before income taxes as reported in the consolidated statements of operations	(3,739.0)	(27,326.0)	(1,776.0)	319.0	(105.0)

Add:

Minority interest	21.0	21.0	86.0	26.0	17.0

Equity in net loss of associated companies	18.0	150.0	18.0	(41.0)	64.0

Earnings (loss) from continuing operations before minority interest, equity in net loss of associated companies and income taxes	(3,700.0)	(27,155.0)	(1,672.0)	304.0	(24.0)

Add:

Fixed charges	458.0	627.0	452.0	350.0	366.0

Amortization of capitalized interest	–	–	–	–	–

Interest expense of finance subsidiaries	–	–	–	–	–

Unconsolidated subs	–	–	–	–	–

Distributed income from equity investees	19.0	1.0	4.0	–	–

Subtract:

Interest capitalized	–	–	–	–	–

Preference security dividend requirements of consolidated subsidiaries	(36.0)	(46.0)	(54.0)	–	–

Minority interest in pre-tax income of subsidiaries without fixed charges	(21.0)	(21.0)	(86.0)	2.7	10.6

Income (loss) as adjusted	(3,280.0)	(26,594.0)	(1,356.0)	656.7	352.6

Fixed charges:

Interest expense

— long-term debt	215.0	204.0	86.0	93.0	107.0

— other	41.0	115.0	83.0	71.0	115.0

Interest expense of finance subsidiaries	–	–	–	–	–

Unconsolidated Subs	–	–	–	–	–

1/3 of rental expense on operating leases deemed to be interest expense	156.0	252.0	228.0	185.0	143.0

Preference security dividend requirements of consolidated subsidiaries	36.0	46.0	54.0	–	–

Amortized premiums, discounts and capitalized expenses related to indebtedness	10.0	10.0	1.0	1.0	1.0

	458.0	627.0	452.0	350.0	366.0

Ratio of earnings from continuing operations to fixed charges	* *	* *	* *	1.9	* *

*	See note 3 to the accompanying consolidated financial statements.
**	The earnings of Nortel Networks Corporation were inadequate to cover fixed charges for the years ended December 31, 2002, 2001, 2000 and 1998 by $3,738, $27,221, $1,808 and $13, respectively.
(1)	The information for 1999 and 1998 earnings have not been restated for the effect of the restatement adjustments as indicated in note 3 to the accompanying consolidated financial statements as the impact was not significant to the financial statements for those years.